ASSIGNMENT OF RIGHT TO RECEIVE FUTURE PAYMENTS

For and in consideration of the sum of Five Million, Six Hundred Fifty Thousand Dollars ($5,650,000) (the “Invested Amount”), the receipt of which is hereby acknowledged, Life Partners, Inc. (“LPI”) hereby irrevocably assigns to [Assignee] (“Assignee”), its successors or assigns, the right to receive 100% of any and all amounts which may, at any time in the future, be paid or payable to LPI under its Contingent Note Agreement (No. A-0003), dated May 31, 2009, from Life Assets Trust, S.A. (“LAT”), a true and correct copy of which, along with true and correct copies of the related Note Purchase Agreement and Agreement Regarding Liquidating Distributions, are attached as Exhibit A (collectively, hereinafter referred to as the “Payment Agreement”), up to a total cumulative amount of Nine Million, Four Hundred Eleven Thousand, Six Hundred Sixty-Seven Dollars ($9,411,667) (the “Cumulative Payout Amount”).

As of the date on which Assignee has received full payment of the Cumulative Payout Amount, the annually compounded return on investment (“ROI”) on the Invested Amount shall be computed for the period commencing on the date the Invested Amount was received by LPI and ending on the date on which the Cumulative Payout Amount was fully paid to Assignee. An example reflecting this computation and the method to be used is attached hereto as Exhibit B. If the annually compounded ROI on the Invested Amount (the “Investment ROI”) is equal to or greater than 12%, this agreement shall terminate and the obligations of all parties hereto shall be considered to be fulfilled.

However, if the Investment ROI is less than 12% as of the date on which the Cumulative Payout Amount was fully paid to Assignee, the parties agree that Assignee shall continue to receive 100% of any and all amounts paid or payable under the Payment Agreement until the Investment ROI is equal to 12% for the period from the date the Invested Amount was received by LPI until the date that the payment which causes the Investment ROI to equal 12% is made. In lieu of additional payments under the Payment Agreement, LPI, at its option, may elect to pay Assignee the additional amount needed to cause the Investment ROI to equal 12% for the period from the date the Invested Amount was received by LPI until the date that the payment which causes the Investment ROI to be equal to 12% is made.

Upon payment of the Cumulative Payout Amount and, if applicable as set forth in this agreement, any additional amounts required to cause the Investment ROI to equal 12%, this agreement shall terminate and the obligations of all parties hereto shall be considered to be fulfilled.

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In order to secure the future payments to Assignee as contemplated under this agreement, the parties hereto agree to the establishment of a establishment of a custodial and distribution mechanism to protect the rights of and for the benefit of Assignee and appoint Advanced Trust and Life Escrow Services, Inc. (“ATLES”) as escrow agent. This agreement and the rights conveyed herein, including the right to receive all future amounts payable to LPI from LAT under the Payment Agreement shall form the basis for a separate escrow agreement providing for the custodial and distribution mechanism set forth herein. LPI agrees to instruct LAT to make all future payments otherwise due to LPI from LAT under the Payment Agreement to ATLES which will in-turn pay to Assignee (or its designee as ATLES may, from time to time, be instructed by Assignee) its share of such payments as set forth hereinabove. The parties further agree that, upon payment of the Cumulative Payout Amount, and if applicable as set forth in this agreement, any additional amounts required to cause the Investment ROI to equal 12%, such escrow agreement shall terminate and 100% of any and all future payments from LAT shall be paid to LPI. LPI hereby agrees to execute any other document which may be necessary to perfect or otherwise recognize Assignee’s interest in and to the future payment rights assigned under this agreement. Likewise, upon fulfillment of this agreement, Assignee agrees to execute any document that may be necessary to demonstrate fulfillment of this agreement and the release of any further interest or claim to amounts paid or payable under the Payment Agreement.

The parties hereto further, agree and understand that this assignment is an assignment of the right to receive future payments from LAT under the Payment Agreement only and is not a sale, transfer or assignment of any other rights or obligations of LPI under the Payment Agreement. Assignee acknowledges that nothing in this agreement shall be construed to grant or convey Assignee status as a noteholder or equity participant with LAT. Nothing herein shall be construed as an assignment, hypothecation or encumbrance against any assets of LPI other than the assignment of the right to receive future payments from LAT under the Payment Agreement.

Subject to this assignment, LPI represents and warrants that it has all title and right to receive all future payments under the Payment Agreement without any restriction, encumbrance or any claim owing to any other person. Further, LPI may not transfer, assign or take any other action which would affect its right to receive future payments under the Payment Agreement without the express prior written consent of Assignee. Regardless, any transfer of any of LPI’s rights to receive payments from LAT under the Payment Agreement, whether voluntary or involuntary, shall be subject and subordinate to Assignee’s right to receive the future payments under the Purchase Agreement as contemplated by this agreement.

Except as otherwise provided herein, the terms and conditions of this agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including any transferee of the Payment Agreement). Nothing in this agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this agreement, except as expressly provided in this agreement.

Each party acknowledges that Exhibits A and B attached hereto are incorporated herein by reference.

Each party represents that it has full authority through its undersigned representative to execute and perform this agreement.

This agreement shall be governed under the laws of the State of Texas. In the event of any dispute arising from or relating to this agreement, jurisdiction and venue shall be proper in the state or federal courts of Texas.

This agreement may be executed in counterparts with electronically transmitted signatures (whether by facsimile or portable document format) having the status of original signatures.

SIGNED AND EFFECTIVE THIS 24th DAY OF MAY, 2013.

[Signature Page follows.]

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LIFE PARTNERS, INC. (“LPI”)

/s/ R. Scott Peden

R. Scott Peden, President

[Acknowledgement]

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[Assignee] (“Assignee”)

By: /s/ [Assignee]

[Assignee]

[Acknowledgement]

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ACCEPTANCE OF APPOINTMENT AND CONSENT TO

SERVE AS ESCROW AGENT:

ADVANCED TRUST AND LIFE ESCROW SERVICES, INC. (“ATLES”)

By: _______________________________

Name: ____________________________

Title: _____________________________

Date: _____________________________

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